Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281452

Prospectus Supplement No. 6

(to prospectus dated October 3, 2024)

CXApp Inc.

RESALE OF UP TO 10,026,776 SHARES OF COMMON STOCK

10,280,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

24,080,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

BY THE SELLING SECURITYHOLDERS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 3, 2024 (as supplemented to date, the “Prospectus”), related to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the Selling Securityholders (as defined in the Prospectus) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined in below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”), (v) the resale from time to time of up to 40,000 shares of common stock by Streeterville Capital, LLC (“Streeterville”), or a Selling Securityholder, which were issued pursuant to that certain Securities Purchase Agreement, dated as of May 22, 2024 (the “Securities Purchase Agreement”), by and between CXApp and Streeterville, and (vi) the resale from time to time of the maximum number of up to 3,009,000 shares of common stock by Streeterville, or a Selling Securityholder, that Streeterville may, at their sole discretion, take delivery of in satisfaction of an outstanding balance of a pre-paid purchase according to the terms of the pre-paid purchase consummated on May 22, 2024, and the Company will issue to Streeterville pursuant to the Securities Purchase Agreement, subject to certain limitations, with the information contained in our Preliminary Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 7, 2025 (the “Preliminary Proxy”). Accordingly, we have attached the Preliminary Proxy to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “CXAI” and “CXAIW”, respectively. On April 7, 2025, the closing price of our common stock was $1.16 per share and the closing price of our warrants was $0.23 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 240.14a-12

CXApp Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The information in this preliminary proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CXApp Inc. (“CXApp” or the “Company”):

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of CXApp Inc. will be held in a hybrid format, allowing stockholders to attend either in person or virtually, on           , 2025, at           , Pacific Time, for the following purposes as more fully described in the proxy statement:

(1)	Election of Directors. To elect Camillo Martino as a Class II director to serve until the annual meeting following the fiscal year ending December 31, 2027, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal;

(2)	Election of Directors. To elect Shanti Priya as a Class II director to serve until the annual meeting following the fiscal year ending December 31, 2027, or until her successor is duly elected and qualified, or until her earlier death resignation, or removal;

(3)	Nasdaq 20% Proposal. To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of common stock (or securities convertible into or exercisable for common stock) in one or more private placements in excess of 20% of our outstanding common stock (the “Nasdaq 20% Proposal”);

(4)	Equity Incentive Plan. To approve the amendment and restatement of the CXApp Inc. 2023 Equity Incentive Plan (the “Amended and Restated Equity Incentive Plan” or the “Plan”), including the reservation of a total of 5,676,000 shares of common stock for issuance under the Plan;

(5)	Reverse Stock Split and Charter Amendment. To authorize the Board, at its discretion, to approve (i) a reverse stock split of our common stock (“Reverse Stock Split”) with a ratio between 1-for-5 and 1-for-10 (the “Ratio”), for the primary purpose of maintaining our listing on The Nasdaq Stock Market LLC (“Nasdaq”), and (ii) the amendment of our certificate of incorporation (the “Charter Amendment”) to reflect such Reverse Stock Split;

(6)	Say-on-Pay. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(7)	Auditor Ratification. To ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for 2025; and

(8)	Other Business. To transact any other business that may properly come before the Annual Meeting or its adjournments.

Only stockholders of record as of the close of business on April 3, 2025, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof.

We cordially invite you to attend the Annual Meeting in its hybrid format. Stockholders may attend in person at or virtually. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting. To participate virtually—attend the meeting, vote, and submit questions—please log in to www.virtualshareholdermeeting.com/CXAI2025 using the control number on your proxy card or voting instruction form. In-person attendees should review the additional instructions included in this proxy statement. You may revoke your proxy and reclaim your right to vote at any time prior to its use at the Annual Meeting.

By Order of the Board of Directors,

/s/ Khurram P. Sheikh
Khurram P. Sheikh
Chairman of the Board
April 7, 2025

The accompanying proxy statement is dated           , 2025, and is first being mailed to our stockholders on or about           , 2025.

i

AVAILABILITY OF PROXY MATERIALS

This preliminary proxy statement is dated April 7, 2025, and is first being mailed to our stockholders on or about           , 2025. Certain stockholders, in accordance with their prior requests, may have received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on           , 2025

Our Annual Report on Form 10-K for the year ended December 31, 2024 (our “Form 10-K”), and this proxy statement are available at www.virtualshareholdermeeting.com/CXAI2025.

PROXY STATEMENT

This proxy statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of CXApp Inc. (“CXApp” or the “Company”) for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. Our Annual Meeting will be held in a hybrid format, allowing stockholders to attend either in person at or virtually, on           , 2025, at           , Pacific Time. To attend, vote and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/CXAI2025 using the control number on your proxy card or voting instruction form.

Only stockholders of record as of the close of business on April 3, 2025 (the “record date”), are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 19,805,784 shares of our common stock, par value $0.0001 (our “common stock”), issued and outstanding and entitled to vote at the Annual Meeting. Our principal executive offices are located at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California, 94306. This preliminary proxy statement is dated April 7, 2025, and is first being mailed to our stockholders on or about           , 2025.

About CXApp

We are a former blank check company incorporated on July 20, 2020, under the name KINS Technology Group, Inc. (“KINS”) as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On March 14, 2023, KINS consummated the previously announced merger pursuant to an Agreement and Plan of Merger, dated September 25, 2022 (the “Merger Agreement”), by and among KINS, KINS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of KINS (“Merger Sub”), CXApp Holding Corp., a Delaware corporation (“Legacy CXApp”) and Inpixon, a Nevada corporation and parent company of Legacy CXApp (“Inpixon”). As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy CXApp, the separate corporate existence of Merger Sub ceased and Legacy CXApp survived as a wholly owned subsidiary of KINS (the “Merger”). Following the closing of the Merger (“Closing”), KINS changed its name to CXApp Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This preliminary proxy statement contains statements that are forward-looking within the meaning of the federal securities laws, including safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, and as such are not historical facts. This includes, without limitation, statements regarding our financial position, capital structure, indebtedness and business strategy, and plans and objectives of our management for future operations, as well as statements regarding growth, anticipated demand for our products and services and our business prospects. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of future performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

Forward-looking statements are based on current expectations, estimates, assumptions, projections, forecasts and management’s beliefs, which are subject to change. There can be no assurance that future developments affecting our company will be those that we have anticipated. Forward-looking statements involve a number of risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict. Should one or more of these risks or uncertainties materialize, or should any of the expectations, estimates, assumptions, projections, forecasts or beliefs prove incorrect, actual results may differ materially from what is expressed or forecasted in such forward-looking statements. Such risks include, but are not limited to: actual or anticipated variations in our quarterly operating results; results of operations that vary from the expectations of our company or of securities analysts and investors; changes in financial estimates by our management or by any securities analysts who might cover our securities; conditions or trends in the industries in which we operate; changes in the market valuations of similar companies; changes in the markets in which we operate; stock market price and volume fluctuations of comparable companies; disruptions to our business relationships, performance, current plans, employee retention and business generally; publication of research reports about our company or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; announcements by our company or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures, capital commitments, strategic partnerships or divestitures; investors’ general perceptions of our company and our business; announcements by third parties or the outcome of any claims or legal proceedings that may be instituted against our company; the ability to maintain compliance with the continued listing requirements of, and to maintain the listing of our securities on, The Nasdaq Stock Market LLC (“Nasdaq”); volatility in the price of our securities due to a variety of factors, including downturns or other changes in the highly competitive and regulated industries in which we operate, variations in performance across competitors and changes in laws and regulations affecting our business; our ability to implement business plans, forecasts and other expectations, and identify and realize additional opportunities; actions by stockholders, including the sale of shares of our common stock; speculation in the press or investment community; recruitment or departure of key personnel; overall performance of the equity markets; disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies, and the potential infringement on the intellectual property rights of others; cyber security risks or potential breaches of data security; uncertainty regarding economic events; changes in interest rates; general market, political and economic conditions, including an economic slowdown, recession or depression; our operating performance and the performance of other similar companies; our ability to accurately project future results and our ability to achieve those and other industry and analyst forecasts; new legislation or other regulatory developments that adversely affect our company or the markets or industries in which we operate; our ability to continue as a going concern; our ability to raise additional capital on acceptable terms or at all; and other risks and uncertainties described in the “Risk Factors” section of our Form 10-K and our subsequent Quarterly Reports on Form 10-Q. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Form 10-K and our subsequent Quarterly Reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The foregoing list of factors is not exhaustive.

Forward-looking statements included in this proxy statement speak only as of the date of this proxy statement or any earlier date specified for such statements. Readers are cautioned not to put undue reliance on forward-looking statements, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. We do not give any assurance that we will achieve our expectations.

INFORMATION ABOUT THE ANNUAL MEETING

Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR
2	Election of Directors	FOR
3	Approval of Issuance of Shares Under Nasdaq 20% Rule	FOR
4	Approval of the Amended and Restated Equity Incentive Plan	FOR
5	Approval of The Reverse Stock Split and Charter Amendment	FOR
6	Non-Binding Advisory Vote on Executive Compensation	FOR
7	Ratification of The Selection of Our Independent Registered Public Accounting Firm	FOR

Voting Matters

Quorum. The holders of at least 6,601,928 shares (one-third of shares issued and outstanding and entitled to vote at the Annual Meeting) must be present at the Annual Meeting or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions in this Proxy Statement. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote during the Annual Meeting in-person or by visiting www.virtualshareholdermeeting.com/CXAI2025, entering the applicable control number, and following the instructions on the Annual Meeting website.

Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank or other nominee), you may vote by proxy by following the instructions provided in this Proxy Statement, voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm (such proposal is considered a “routine” matter under Nasdaq rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under Nasdaq rules). To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending and voting during the Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on the director nominee and one vote on each other matter. To be elected, the director nominee must receive a plurality of the votes cast. Approval of Proposals 3, 4, 5 and 6 requires the affirmative vote of the holders of a majority of the total number of shares of common stock present at the meeting in person or represented by proxy and entitled to vote on such matter, voting as a single class. As of March 27, 2025, the record date, there were 19,805,784 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes. For Proposal 1 and Proposal 2, the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not count as votes cast and will have no impact on whether such proposal is approved. For Proposal 5, broker non-votes will not be counted as present and entitled to vote and will have no impact on whether such proposals are approved. Brokers will have discretionary authority to vote on Proposal 6, since it is considered a routine matter under Nasdaq rules. For Proposals 3, 4, 5 and 6, abstentions will be counted as present and entitled to vote and will have the same effect as votes “against” such proposals.

Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxy holders will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxy holders will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxy holders will vote as recommended by our Board, or if no recommendation is given, in their own discretion.

Proxy Solicitation

The solicitation of proxies is made by the Company. We will pay for the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. As is customary, we will reimburse brokerage firms, banks and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.

Attending the Annual Meeting

We are pleased to welcome stockholders to our Annual Meeting. The Annual Meeting,will be held in a hybrid format, allowing stockholders to attend either in person at or virtually, and to provide a safe experience for our stockholders and employees. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

To attend and vote at the Annual Meeting, please visit www.virtualshareholdermeeting.com/CXAI2025 and follow the instructions included in this Proxy Statement or on your proxy card. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. Please see “Attending the 2025 Annual Meeting of Stockholders of CXApp Inc.” below for additional information.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

The following table sets forth the name, age and position of the current directors of CXApp. This section also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Title
Khurram Sheikh	54	Chairman, Chief Executive Officer and Director
Di-Ann Eisnor	52	Director
Camillo Martino	63	Director
George Mathai	58	Director
Shanti Priya	54	Director

Directors Standing for Election at this Annual Meeting

Mr. Camillo Martino has been serving on the KINS Board of Directors since August 2020 and continued his board role with CXApp following the Merger in March 2023. Mr. Martino was a senior global semiconductor company executive and now serves as a board member and executive advisor to many global technology companies. Prior to his current board roles, Mr. Martino was a chief executive officer and C-suite executive of a number of high technology companies worldwide. He is currently Chair of the Board of Directors of Magnachip Semiconductor (NYSE: MX) and has served on this Board since August 2016. Since 2018, he has also served on the Board of Directors at Sensera. Mr. Martino also serves on the Board of Directors at multiple privately held companies, including VVDN Technologies (fastest growing ODM based in India) and Sakuu Corporation (battery manufacturing platform). Mr. Martino’s prior board service includes serving on the boards of Cypress Semiconductor from June 2017 through the sale of the company to Infineon in April 2020 and Moschip Technologies (BOM: 532407) from April 2017 to May 2019. As an operating executive, Mr. Martino served as Chief Executive Officer of Silicon Image, Inc. (where he also served as a director) from 2010 until the completion of its sale to Lattice Semiconductor Corporation (Nasdaq: LSCC) in March 2015, Chief Operating Officer of SAI Technology Inc. from January 2008 to December 2009 (where he also served as director from 2006 to 2010), and Chief Executive Officer of Cornice Inc. from 2005 to 2007 (where he also served as a director). From August 2001 to July 2005, Mr. Martino served as the executive vice president and chief operating officer at Zoran Corporation, a global SoC semiconductor company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science from the University of Melbourne and a Graduate Diploma (in Digital Communications) from Monash University in Australia. Mr. Martino is well qualified to serve on our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Ms. Shanti Priya has been the CFO of Maxfield Enterprises, Inc., a luxury retail company based in Los Angeles and has been leading the organization’s finance and operations since February 2018. Prior to that, Ms. Priya worked for over 12 years in corporate finance at Gap Inc. with her last role at the company as the Global Director of FP&A and Control overseeing the North American, European and Asian markets. Before transitioning into a career in finance, Ms. Priya worked as a Producer managing content creation at a tech start-up, Knowledge Kids Network, an online educational media site. She holds a Bachelor of Arts in Honors English Literature with a minor in Biology from Scripps College. In addition, she holds a Master of Arts in Print Journalism and a Master of Business Administration both from the University of Southern California. Ms. Priya also serves on the board and as treasurer of Secular Student Alliance, a non-profit organization that educates high school and college students regarding secularism and scientific reasoning. She has previously served on the board of Sequoyah School, a non-profit private school serving the ages from K-8. Ms. Priya is well qualified to serve on our board of directors because of her substantial financial and operations experience.

Continuing Directors

Class III Directors: Currently Serving Until the 2026 Annual Meeting

Mr. Khurram Sheikh has been serving as the Chairman and Chief Executive Officer of CXApp since March 14, 2023, when the company went public through its Merger with KINS. Mr. Sheikh previously was the Founder, Chairman and Chief Executive Officer of KINS since its inception in July 2020. Mr. Sheikh has been at the forefront of innovation in the technology, mobile, semiconductor, telecom and media industries for the past 25 years with CEO and CTO roles at leading technology companies. Since March 2020, Mr. Sheikh has been the Founder, Executive Chairman & CEO of Aijaad, a boutique strategic advisory firm where he advises both large private equity firms as well as boards of public companies on the future of 5G, IoT, Edge Computing and AI technologies and is actively involved in M&A, technology strategy and market development. From 2016 to early 2020, Mr. Sheikh was the CEO of kwikbit, a private company building a “network as a service” solution using gigabit radios, edge compute, virtualization and artificial intelligence. Prior to kwikbit, in 2014, Mr. Sheikh was appointed as the Chief Strategy and Technology Officer for Silicon Image (SIMG) and the President/CEO of its millimeter wave/5G subsidiary SiBEAM. SIMG was acquired by Lattice Semiconductor (Nasdaq:LSCC) in 2015 for $600 million after which Mr. Sheikh was appointed the Chief Strategy and Technology Officer of the combined company responsible for corporate strategy, roadmap, M&A and technology development and was there until 2016. From 2007 onwards, he was the CTO for Powerwave Technologies, a large wireless infrastructure vendor. Powerwave filed for Chapter 11 bankruptcy protection in January 2013, and in April 2013, Mr. Sheikh was appointed as the CEO of Powerwave to help with the sale of the company. Later that year, Mr. Sheikh successfully facilitated the sale of approximately 1,400 patents owned by Powerwave to private equity firm Gores Group. From 2005 to 2007, Mr. Sheikh was Vice President, Wireless Strategy and Development at Time Warner Cable leading the cable company’s entry into the wireless space. From 1996 to 2005, Mr. Sheikh held senior technology roles at Sprint including CTO Mobile Broadband where he was responsible for deploying the world’s first 4G system and the acquisition of multi-billion dollar spectrum assets at 2.5GHz. Mr. Sheikh holds a Bachelor of Science in Electrical Engineering with highest honors from the University of Engineering & Technology in Pakistan and a Master of Science in Electrical Engineering from Stanford University with a specialization in wireless communications. Mr. Sheikh is well qualified to serve as Chairman of our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mr. George Mathai has enjoyed decades working, consulting and investing in early stage and small businesses at the crossroads of distinct technologies, multiple industries and novel markets. A technically trained business professional, his early experience in bridge design and infrastructure repair was at Edwards & Kelcey in New York, now Jacobs Engineering. In January 1993, Mr. Mathai transitioned to managing renovation projects and gaining strong communication and project execution skills, while driving revenue and profitability, at a small New York construction company. As a founder, he later parlayed his prior management and technical expertise in leading the biosensor development program at GenoRx in June 2000, an early stage, venture-backed concern in Hayward, California. His team accomplished a manufacturable process for detecting DNA electronically on a silicon biochip with the eventual sale of the technology to Bridger Technologies in April 2011. Thereafter, Mr. Mathai helped raise financing for an innovative antibiotic skin care start-up and worked to fundraise for an early-stage immune-mediated cancer therapeutic while at the boutique brokerage firm Objective Equity LLC. Overlapping these endeavors were local business interests in retail, as well as due diligence consulting for mergers and acquisitions. The above broad and varied interests are also reflected in his educational history which includes bachelor’s and master’s degrees in civil engineering from University of California, Berkeley (May 1989) and City College of New York (June 1992), respectively, as well as, most recently upskilling at CalTech’s cybersecurity program (December 2020). Mr. Mathai’s extensive experience in several diverse industries, markets and customer types brings a unique and inestimable resource to the board.

Class I Director: Currently Serving Until the 2027 Annual Meeting

Ms. Di-Ann Eisnor has been serving on the KINS Board of Directors since August 2020 and continued her board role with CXApp following the Merger in March 2023. Since November 2019, Ms. Eisnor has served as Co-Founder and Chief Executive Officer of Crews by Core, a construction software company focused on automating workflows for the field. Before that, from February 2019 until October 2019, she was an executive of The We Company, where she was responsible for development of their cities platform. Prior to that, Ms. Eisnor served in a number of executive roles at Waze and Google for more than 10 years. Waze, a crowd-sourced navigation and real-time traffic application was acquired by Alphabet, Inc. Over the course of her tenure at Waze and Google, she ran Platform, Growth, Urban Systems, Partnerships, Marketing and expansion into the US, LATAM and SE Asia. Prior to joining Waze, Ms. Eisnor was a co-founder and Chief Executive Officer of Platial Inc., a collaborative, user-generated cartographic website. Ms. Eisnor currently serves on the boards of Saia Inc. (Nasdaq: SAIA) and Marquette Transportation Company. She is a venture partner at Obvious Ventures and is co-founder with Lupe Fiasco of Neighborhood Start Fund, a neighborhood-based micro-fund in underserved urban neighborhoods. She holds a bachelor’s degree in Studio Art and Business Administration from New York University. She is a 2014 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network. Ms. Eisnor is well qualified to serve on our board because of her extensive experience advising boards of directors of public and private companies and her extensive professional experience.

Classified Board of Directors

Our Board is divided into three classes with staggered, three-year terms, in accordance with the terms of the Company’s existing amended and restated certificate of incorporation (“Charter”). At each annual meeting of stockholders, the directors whose terms then expire are eligible for reelection until the third annual meeting following reelection. The directors are divided among the three classes as follows:

●	the Class I director is Di-Ann Eisnor, and her term will expire at our 2027 annual meeting of stockholders;

●	the Class II directors are Camillo Martino and Shanti Priya, and their terms will expire at our 2025 annual meeting of stockholders; and

●	the Class III directors are Khurram P. Sheikh and George Mathai, and their terms will expire at our 2026 annual meeting of stockholders.

The Charter provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of the Board or a change in control of the Company. The Company’s directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding voting stock then entitled to vote in an election of directors.

Board Leadership Structure

The Board does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates, and governance efficiency. We elected Mr. Sheikh as Chairman of the Board because Mr. Sheikh’s strategic vision for the business, his in-depth knowledge of the Company’s operations and his experience in capital markets make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of the Company. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. However, the Board may decide in the future to separate the roles of Chairman and Chief Executive Officers if it determines that such structure provides better and more effective oversight and management of the Company. If the Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant it. The Board may also consider appointing a lead independent director, if the circumstances warrant it.

Role of Board of Directors in Risk Oversight

The Board is responsible for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees the Company’s management of financial risks. Periodically, the audit committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk is considered by the Board as a whole.

Director Qualifications & Board Diversity

The Company’s nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) for election or appointment, the nominating and corporate governance committee and the Board will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member or executive officer of another publicly held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

The Board evaluates each individual, in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Committees of the Board of Directors

The Board consists of an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee is set forth below.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Khurram Sheikh
Di-Ann Eisnor	✓	✓✓	✓
Camillo Martino	✓	✓	✓✓
George Mathai		✓
Shanti Priya	✓✓		✓

✓✓	Chair

Audit Committee

The audit committee’s main function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. This committee’s responsibilities include, among other things:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies, any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The members of the Company’s audit committee are Shanti Priya, Camillo Martino and Di-Ann Eisnor. Shanti Priya serves as the chair of the committee. All members of the Company’s audit committee are independent directors and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Shanti Priya is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the audit committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy or to be part of this proxy. The nominating and corporate governance committee operates under its written charter and will review and evaluate the charter at least annually.

Compensation Committee

The compensation committee’s main function is to oversee the Company’s policies relating to compensation and benefits of the Company’s officers and employees. This committee’s responsibilities include, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation, equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The members of the Company’s compensation committee are Camillo Martino, Di-Ann Eisnor and George Mathai. Di-Ann Eisnor serves as the chair of the committee. The Board has determined that each of Camillo Martino, Di-Ann Eisnor and George Mathai is independent under the applicable Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s board of directors adopted a written charter for the compensation committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy or to be part of this proxy. The compensation committee operates under its written charter and will review and evaluate the charter at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting the Board in discharging its responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at the Company’s annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected) and the selection of candidates to fill any vacancies on the Board and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing the Company’s corporate governance policies, reporting and making recommendations to the Board concerning governance matters and oversight of the evaluation of the Board.

The members of the Company’s nominating and corporate governance committee are Camillo Martino, Di-Ann Eisnor and Shanti Priya. Camillo Martino serves as the chair of the committee. All members of the Company’s nominating and corporate governance committee are independent directors under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy or to be part of this proxy. The nominating and corporate governance committee operates under its written charter and will review and evaluate the charter at least annually.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors, including those discussed in the “Director Qualifications & Board Diversity” section of this proxy statement. In the event that vacancies on the Board are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Stockholders of record (i) on the record date for an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors and (ii) on the date of the giving of proper notice of such stockholder’s proposal may propose director candidates for election to the Board at such annual or special meeting by submitting to the Secretary of the Company, in proper written form, the information required by our Bylaws for stockholder nominations. Pursuant to the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Attendance at our Board of Directors and Stockholder Meetings

During 2024, our Board held 18 meetings (including committee meetings), and each member attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board at the annual meetings of stockholders, we strongly encourage, but do not require, directors to attend. All of the five directors then serving on the Board attended the Company’s 2024 annual meeting of stockholders.

Executive Sessions of Outside Directors

To encourage and enhance communication among outside directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the outside directors will meet in executive sessions, without management directors or management present, on a periodic basis. In addition, if any of our outside directors are not independent directors, then our independent directors will also meet in executive sessions on a periodic basis. These executive sessions are chaired by Shanti Priya, our independent Chair of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee have ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or Compensation Committee.

Communications with the Board of Directors

The Board has the following process for securityholders to send communications to the Board: stockholders and other interested parties wishing to communicate directly with our independent directors may do so by writing and sending the correspondence, by mail, to our Legal Department at our principal executive offices at Four Palo Alto Square, Suite 200, 3000 El Camino Rd., Palo Alto, California, 94306. Our Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen any communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board to consider and (3) concern matters that are of a type that are improper or irrelevant to the functioning of our Board or our business, including, without limitation, mass mailings, job inquiries and business solicitations. If appropriate, our Legal Department will route such communications to the appropriate director(s) or, if none is specified, then to the Chairman of the Board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Policy Prohibiting Hedging or Pledging of Securities

Under our Insider Trading Policy, our employees, including our officers and the members of our Board, are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly traded options, such as options, warrants, puts and calls and other similar instruments on our securities, (3) hedging transactions (including, without limitation, prepaid variable forward sale contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, (4) pledging any of our securities as collateral for any loans, (5) holding our securities in a margin account and (6) placing standing or limit orders on our securities.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and other employees, including our chief executive officer, chief financial officer and all senior financial officers, and any principal accounting officer or persons performing similar functions. The code of ethics is available on our website at ir.cxapp.com/corporate-governance/governance-highlights. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Director Independence

The Board consists of five (5) members. We determined that each director, other than Mr. Sheikh, are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director nor any of his, her or their family members has engaged in various types of business dealings with the Company. There are no family relationships among any of the Company’s directors or executive officers.

Board Compensation

Our Board maintains a director compensation policy (the “Director Compensation Policy”) for our directors. The Director Compensation Policy was developed by taking into consideration practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain and reward outside directors.

Under the Director Compensation Policy, each outside director is eligible to receive the cash and equity compensation for Board services described below. We also will reimburse our directors for reasonable, customary and documented travel expenses to meetings of our Board or its committees and other expenses.

Cash Compensation

The Director Compensation Policy does not contemplate that directors are entitled to receive any annual cash compensation for their service.

Equity Compensation

Each person who first becomes a director following the effective date of the Director Compensation Policy will receive an annual award of RSUs having a value to be determined by the Board upon recommendation of the Compensation Committee (with the number of shares of our Class A common stock subject to the award determined by dividing such value by the closing sales price of a share of our Class A common stock on the applicable grant date, but rounded down to the nearest whole share), with such award vesting on the annual anniversary, subject to continued service through each applicable vesting date. On August 26, 2024, each outside director received an award of 94,787 shares with such award vesting on the annual anniversary, subject to continued service through such vesting date.

2024 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board during the year-ended December 31, 2024, by our non-employee directors. Khurram P. Sheikh’s compensation as a named executive officer is set forth below under “Executive Compensation Tables—2024 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Di-Ann Eisnor	25,000	200,001	225,001
Camillo Martino	25,000	200,001	225,001
George Mathai	25,000	200,001	225,001
Shanti Priya	25,000	200,001	225,001

The following table shows all shares of common stock subject to outstanding stock options and stock awards held by our non-employee directors as of December 31, 2024.

Name	Option Awards Outstanding (#)	RSU Awards Outstanding (#)
Di-Ann Eisnor	0	114,787
Camillo Martino	0	114,787
George Mathai	0	114,787
Shanti Priya	0	114,787

Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Such program will continue to be designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of our Company.

Stockholder Proposals and Nominations for the 2025 Annual Meeting

Proposals for Inclusion in our Proxy Materials

Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our proxy statement for the 2025 Annual Meeting of Stockholders, the proposal must be received by our Secretary not later than April 7, 2025. All proposals must comply with Rule 14a-8 under the Exchange Act.

Stockholder Nominations

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in our Charter with respect to the right of holders of preferred stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in our Bylaws.

In addition to any other applicable requirements, including those in our Bylaws, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if there has been no prior annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day before the meeting and not later than the later of (a) the close of business on the 90th day before the meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. This means notice must be received not earlier than           , 2026, nor later than           , 2026 if the annual meeting is not more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting. In no event shall the adjournment or postponement of an annual meeting of stockholders, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Universal Proxy Rules

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must set forth the information required by Rule 14a-19 under the Exchange Act no later than           , 2026.

Detailed information for submitting proxy access nominations will be provided upon written request to the Legal Department of CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

Other Business

Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our Bylaws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if there has been no prior annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day before the meeting and not later than the later of (a) the close of business on the 90th day before the meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. This means notice must be received not earlier than           , 2026, nor later than February 15, 2026 if the annual meeting is not more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting. Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Legal Department of CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock as of April 7, 2025, with respect to securities held by:

●	each person known by us to be the beneficial owner of more than 5% of our issued and outstanding shares of our common stock;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding for such person, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The table below also reflects the beneficial ownership of shares of our common stock issuable upon the exercise of public warrants or private placement warrants. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of our common stock beneficially owned by any executive officer or director have been pledged as security. Unless otherwise noted, the address of each beneficial owner is c/o CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

As of April 7, 2025, there were 19,805,784 shares of our common stock issued and outstanding.

Name and Address of Beneficial Owners	Number of Shares	Ownership Percentage (%)
5% or More Stockholders:
BlackRock, Inc.(1)	1,708,224	8.62%
Cowen and Company, LLC(2)	1,373,919	6.93%
3AM LLC(3)	1,309,129	6.61%
Inpixon(4)	1,044,938	5.28%
Directors and Executive Officers
Khurram P. Sheikh	1,793,162	9.05%
Camillo Martino*	201,010	1.01
Di-Ann Eisnor*	93,162	*
Shanti Priya*	29,042	*
George Mathai*	29,042	*
Joy L. Mbanugo*	-	*
All executive officers and directors as a group (6 individuals)	2,189,401	11.06%

*	Less than one percent
(1)	Includes (i) sole voting power over 1,202,021 of Common Stock and (ii) sole dispositive power over 1,708,224 shares of Common Stock as reported in the Schedule 13G/A filed with the SEC on February 13, 2024. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	According to the Schedule 13G filed with the SEC on November 12, 2024, the registered holders of the referenced shares, which are comprised of 1,373,919 warrants to purchase common stock, are funds and accounts under management by Cowen and Company, LLC. Cowen and Company, LLC is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 599 Lexington Ave, New York, New York 10022.
(3)	Includes (i) sole voting power over 1,309,129 of Common Stock and (ii) sole dispositive power over 1,309,129 shares of Common Stock as reported in the Schedule 13G filed with the SEC on September 11, 2023. The principal address of 3AM LLC is 555 Bryant St., #590, Palo Alto, CA, 94301.
(4)	Includes (i) sole voting power over 1,044,938 of Common Stock and (ii) sole dispositive power over 1,044,938 shares of Common Stock as reported in the Schedule 13G filed with the SEC on September 9, 2023. The principal address of Inpixon is 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions Policy

All of our directors and executive officers are subject to our Code of Business Conduct and Ethics and our Related Party Transactions Policy, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies. In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Legal Department. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our Legal Department. In addition, each director and officer is required to complete a director and officer questionnaire on an annual basis and upon any new appointment, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board will consider such information in its determinations of independence with respect to our directors under applicable Nasdaq and SEC rules.

None of our directors, executive officers or their immediate family members has or has had any material interest in any transaction in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” as defined by the SEC, and therefore is not required to provide, and does not purport to provide, all of the disclosures required for a “Compensation Discussion and Analysis” as set forth in the rules promulgated by the SEC. The Company is, however, providing a brief overview of its executive compensation program in order to aid its stockholders’ understanding of how its business and performance affects executive compensation decisions.

Our named executive officers (“NEOs”) consisted of Khurram P. Sheikh, Chief Executive Officer (“CEO”), and Joy L. Mbanugo, Chief Financial Officer (“CFO”), in fiscal year 2024. On August 19, 2024, the Company appointed Joy L. Mbanugo as its new Chief Financial Officer. The biography of Khurram P. Sheikh is set forth under the section entitled “— Continuing Directors.”

Ms. Joy L. Mbanugo is currently the Chief Financial Officer and joined CXAppp in August 2024. Before joining CXApp, Ms. Mbanugo was the Chief Financial Officer at ServiceRocket. Ms. Mbanugo led the Finance, Accounting, Workforce Planning, and People teams while overseeing strategic finance, forecasting, budgeting, treasury management, tax, compensation planning, and more. With over 20 years of experience in audit, tax, business operations, financial services, and financial planning/analysis across diverse industries and markets, Ms. Mbanugo is a seasoned professional. Before her role at ServiceRocket, Ms. Mbanugo spent five years at Google, where she played a crucial role in evaluating Google Cloud Partnerships and Solutions, organizing Alphabet’s financial data in Controllership, and optimizing the management of over $100 billion in cash in Treasury and Tax. Her extensive experience also includes a three-year stint at BlackRock, where she led the taxation of financial instruments, securities lending, information reporting, and withholding, among other responsibilities. During her 12-year tenure at EY, she further honed her expertise, offering tax and audit services to clients in international tax, financial services, and capital markets. Ms. Mbanugo holds a Juris Doctor from Cleveland State and a Master of Accountancy from Case Western Reserve University. She also has a double bachelor’s degree in accounting and Black World Studies from Miami University of Ohio.

Compensation Philosophy

The Company’s executive compensation program is designed to enable the Company to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management’s and stockholders’ interests in the enhancement of Company performance and stockholder value.

The Company’s executive compensation program uses multiple elements to deliver a total package consisting of base salary, annual cash incentive awards and long-term incentive compensation in the form of equity awards, which are heavily weighted toward variable compensation tied to Company performance and stock price performance. The Compensation Committee reviews each element separately but also considers the relative mix of compensation and benefit offerings when making compensation decisions. In addition, the Compensation Committee retains discretion to make adjustments it deems advisable to balance the Company’s overall performance and the individual performance of the Company’s executive officers with our “pay for performance” philosophy.

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee is responsible for making compensation recommendations to the Board regarding our CEO and CFO, our CEO’s and CFO’s direct reports and our non-employee directors. These recommendations include base salaries, target annual cash incentive award opportunities and overall levels of equity awards to be granted, if any, each year; and determining the amount of funding that will be available for the Equity Incentive Plan (the “EIP”), among other duties expressed in its charter. The compensation decisions are based on numerous inputs and independent advice, as set forth below.

In performing these duties, the Compensation Committee evaluates the performance of our CEO and reviews and evaluates the existing NEO compensation program on an annual basis. The Compensation Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants and other advisers.

The Compensation Committee considers multiple factors to ensure that compensation packages are consistent with our “pay for performance” philosophy and that we remain competitive in the market for talent, especially in light of a recent hyper-competitive compensation environment. The Compensation Committee considers the following important factors as part of its decision-making process: Company performance, individual leadership and performance assessments, competitive market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels and individual equity holdings.

The Role of Management

As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Compensation Committee works with and receives advice and recommendations from our CEO (other than with respect to his own compensation). The Compensation Committee considers the recommendations of our CEO (other than with respect to his own compensation), together with the review by its compensation consultant, in making independent recommendations and determinations regarding executive compensation. Our CEO attends all Compensation Committee meetings other than those portions that are held in executive session, and he is not present during voting or deliberations on matters involving his compensation in accordance with the Compensation Committee’s charter.

Elements of Executive Compensation

The Company’s 2024 executive compensation program consisted of the following elements, which were heavily weighted toward variable compensation tied to Company performance and stock price performance:

Compensation Element			Purpose	Design
Fixed	Annual	Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent	Fixed compensation, payable in cash
Variable	Annual	Annual Incentive Plan	Focus, motivate and reward executive officers for achieving annual financial and business objectives	Short-term cash incentive compensation based on revenue, customer retention and EBITDA performance
	Long-Term	Restricted Stock Units & Stock Option Awards	Encourage retention of top talent and promote an employee ownership culture over the long-term	Service-based vesting over a two to four-year period with a minimum one year cliff

Base Salary

Base salaries provide a fixed level of cash compensation for our executive officers, including our NEOs. When setting salaries, the Compensation Committee considers each executive officer’s responsibilities and performance against job expectations, experience and tenure as well as the impact of base salary on other compensation elements. The Compensation Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary recommendations. The table below sets forth the annual base salaries approved for each of our NEOs for 2024 and 2023, as well as the percentage year-over-year change.

Named Executive Officer	2024 Base Salary	2023 Base Salary	Percentage Increase
Khurram P. Sheikh	$325,000	325,000	0%
Joy L. Mbanugo	$250,000	-	N/A

The total salaries paid to our NEO’s during 2024 and 2023 are set forth in the “Summary Compensation Table” below.

Annual Cash Incentive Bonus Compensation

The Company’s annual cash incentive bonus compensation is designed to motivate and reward our executive officers, including our NEOs, for achieving the Company’s short-term financial and operational objectives and the executive officers’ individual objectives. Each year, the Compensation Committee develops a recommended target annual cash incentive award opportunity for each executive officer expressed as a percentage of their annual base ‘salary, subject to the achievement of pre-established corporate and individual goals, as described below. These recommendations are later approved by the Company’s board. The target annual cash incentive award opportunities of our NEOs as a percentage of base salary for 2024 were as follows:

	2024 Bonus Target
Named Executive Officer	Target Payout(1)	% of Base Salary
Khurram P. Sheikh	$325,000	100%
Joy L. Mbanugo	100,000	40%

(1)	Based on salary effective as of December 31, 2024.

The annual cash incentive bonus compensation payouts could range from 10% to 100% of the target annual cash incentive award opportunity based on performance relative to pre-established performance goals. If the threshold amount was not achieved for a particular performance metric, no amount was to be paid for that metric. However, the Compensation Committee retained absolute discretion to modify or eliminate any annual cash incentive awards if the Compensation Committee determined such actions were warranted. The metrics chosen by the Compensation Committee to measure corporate performance for determining payouts under the annual cash incentive bonus compensation were revenue and EBITDA (as calculated in accordance with GAAP). The 2024 performance targets and actual results for these metrics were evaluated by the Compensation Committee based on the performance of various strategic goals and metrics. Growth was assessed through bookings, recurring revenue was evaluated based on the annual recurring revenue rate and profit margins were measured through gross margin. Retention was measured via net revenue retention, budget management was monitored through operating expenses and cash management was tracked via accounts receivable collection rates. Based on these metrics, the Compensation Committee approved annual cash incentive bonus compensation payouts of 100%, 70% and 40%, during the second quarter, third quarter and fourth quarter of 2024, respectively.

Long-Term Incentive Compensation— Equity Incentive Plan (“EIP”)

We believe that providing long-term incentives in the form of equity awards under the EIP encourages our executive officers, including our NEOs, to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our NEOs, to benefit from future successes in the Company through the appreciation of the value of their equity awards, the Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of our stockholders. In addition, the Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our executive officers and other key employees.

Other Policies and Elements of Executive Compensation

401(k) Plan

We sponsor a tax-qualified defined contribution plan (the “Section 401(k) plan”) under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) for all employees, including our NEOs. Employees of the Company are eligible to participate in the Section 401(k) plan and receive employer contributions upon reaching age 18. Participants may contribute between 1% and 90% of their earnings. The Company matches 100% of an employee’s elective salary deferral that does not exceed 4% of the employee’s compensation. The total matching does not exceed the match allocated based on IRS annual compensation limits, which is $345,000 in 2024. The maximum match based on this compensation limit was $13,800 in 2024.

Pension Benefits

None of our executive officers, including any of our NEOs, participate in any defined benefit pension plans.

Nonqualified Deferred Compensation

None of our executive officers, including any of our NEOs, participate in any non-qualified deferred compensation plans, supplemental executive retirement plans or any other unfunded retirement arrangements.

Other Benefits and Perquisites

We provide benefits to our executive officers, including our NEOs, on a similar basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-term and long-term disability insurance; a health savings account and flexible spending accounts. We do not maintain any executive-specific benefit or perquisite programs outside of financial planning services.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that we may deduct from our U.S. federal taxable income for compensation paid to persons who are “covered employees” for purposes of Section 162(m), to $1 million per covered employee per year. While we are mindful of the benefit of full tax deductibility of compensation, we also value the flexibility of compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee and the Board may approve compensation that may not be fully deductible because of the limitation of Section 162(m).

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed and are not otherwise obligated to provide any executive officer, including any NEO, with such a “gross-up” or other reimbursement.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2024 and 2023:

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Khurram P. Sheikh	2024	325,000		255,938		200,001	360,000	0	0	1,140,939
Chief Executive Officer	2023	254,375	(2)	97,500	(2)	360,000	1,291,626	0	0	2,003,501
Joy L. Mbanugo	2024	92,948	(3)	8,485	(3)	0	552,000	0	25,000	678,443
Chief Financial Officer	2023	-		-		-	-	-	-	-

(1)	The listed principal position of each named executive officer is the principal position each named executive officer holds with CXApp. Mr. Sheikh served as Chairman and Chief Executive Officer of CXApp. Mrs. Mbanugo served as Chief Financial Officer of CXApp.
(2)	Mr. Sheikh’s Salary and Bonus for 2023 were prorated to reflect his service as Chief Executive Officer from March 14, 2023, following the Company’s consummation of the merger pursuant to the Merger Agreement, through December 31, 2023.
(3)	Mrs. Mbanugo’s Salary and Bonus for 2024 were prorated to reflect her service as Chief Financial Officer from August 19, 2024 through December 31, 2024.

2024 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows all outstanding equity awards held by our NEOs as of December 31, 2024.

	Option Awards				RSU Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Khurram P. Sheikh
March 29, 2023 Grant	422,100	422,100	1.53	March 29, 2033	-	-
August 14, 2023 Grant	-	-	-	August 14, 2033	20,000	36,420
February 6, 2024 Grant	0	300,000	1.20	February 6, 2034	-	-
August 29, 2024 Grant	-	-	-	August 29, 2034	94,787	172,512
Joy L. Mbanugo
August 26, 2024 Grant	0	230,000	2.40	August 26, 2034	0	0

Potential Payments Upon Termination or Change in Control

Equity Award Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in our equity plan, each outstanding option or equity award will be assumed or an equivalent option or award substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to RSUs, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

Employment Agreements with Executive Officers

The Company maintains employment agreements with our executive officers, including our NEOs, pursuant to which each is entitled to certain payments, rights and benefits in connection with a termination of employment.

The employment agreements with each of our NEOs provide that if the executive officer’s employment is terminated without Just Cause (as such term is defined below) or the executive officer resigns for Good Reason (as such term is defined below), Company shall: (1) pay lump-sum to the executive officer his or her base salary then in effect, subject to customary payroll practices and withholdings, for six (6) or twelve (12) months immediately after the date of termination or resignation; (2) no later than 15 days after termination or resignation, pay to the executive officer 100% of the value of the target bonus; (3) the vesting on all outstanding equity awards will be accelerated by 6 months or 12 months; (4) upon termination or resignation, pay to the executive officer the value of any accrued but unpaid vacation time; (5) upon termination or resignation, pay to the executive officer any unreimbursed business expenses and travel expenses that are reimbursable under the employment agreement that have been incurred by the executive officer, subject to the submission of any required documentation; and (6) upon termination or resignation pay any required COBRA premiums based on coverage then in effect for six (6) or twelve (12) months.

If the executive officer’s employment is terminated by the Company for Just Cause or the executive officer terminates his or her employment for any reason other than a Good Reason, the Company will be required to pay to the executive officer only that portion of his or her base salary and accrued but unused vacation pay that has been earned through the date of termination.

In the event of a change in control, the vesting of stock options will automatically be accelerated so that 100% of the unvested shares covered by such stock options will be fully vested upon the consummation of the change in control.

“Just Cause” for purposes of the NEOs’ employment agreements means: (A) executive officer’s fraud, gross malfeasance, gross negligence or willful misconduct, with respect to the Company’s business affairs; (B) executive officer’s refusal or repeated failure to follow the Company’s established reasonable and lawful written policies; (C) executive officer’s material breach of their employment agreement; or (D) executive officer’s conviction of a felony or crime involving moral turpitude. A termination of an executive officer for Just Cause based on clause (A), (B) or (C) will take effect fifteen (15) business days after the Company gives written notice of its intent to terminate the executive officer’s employment and the Company’s description of the alleged cause, unless the executive officer, in the good-faith opinion of the Company, during such fifteen (15) business day period, remedies the events or circumstances constituting Just Cause.

“Good Reason” for purposes of the NEOs’ employment agreements means the executive officer resigns from employment (1) as a result of and upon a material diminution of the executive officer’s duties, responsibilities, authority, position or a material reduction of the executive officer’s compensation and benefits, (2) the Company’s material breach of the terms of the employment agreement, or (3) relocation of the executive officer’s primary work location by more than fifty (50) miles.

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of Nasdaq, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that Shanti Priya qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and CXApp’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at ir.cxapp.com.

Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing CXApp’s financial reporting, audit processes, internal control over financial reporting and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. WithumSmith+Brown, PC (“Withum”), CXApp’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of CXApp in conformity with U.S. generally accepted accounting principles. We are solely responsible for selecting and reviewing the performance of CXApp’s independent registered public accounting firm and, if we deem appropriate in our sole discretion (subject, if applicable, to shareholder ratification), terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of CXApp’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and Withum. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the audited and unaudited (as applicable) consolidated financial statements and key accounting and reporting issues with management and Withum, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with Withum, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC, and reviewed a letter from Withum disclosing such matters.

Withum also provided us with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with Withum matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the written communications, Withum confirmed its independence, and we determined that Withum’s provision of non-audit services to CXApp is compatible with maintaining their independence. We also reviewed a report by Withum describing the firm’s internal quality control procedures and any material issues raised in the most recent internal quality control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and Withum of CXApp’s audited consolidated financial statements and Withum’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board that the audited consolidated financial statements be included in the Form 10-K for filing with the SEC.

Audit Committee:

Shanti Priya, Chair Camillo Martino Di-Ann Eisnor

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board has nominated Camillo Martino to stand for election for a term expiring at the 2028 Annual Meeting of Stockholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Camillo Martino is willing and able to serve as a director of CXApp. See “Board of Directors and Corporate Governance-Directors” for information regarding Camillo Martino. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

To be elected, Camillo Martino must receive a plurality of the votes cast. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not count as votes cast and will have no impact on whether such proposal is approved.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of Camillo Martino.

PROPOSAL 2: ELECTION OF DIRECTORS

Our Board has nominated Shanti Priya to stand for election for a term expiring at the 2028 Annual Meeting of Stockholders or until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Shanti Priya is willing and able to serve as a director of CXApp. See “Board of Directors and Corporate Governance-Directors” for information regarding Shanti Priya. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

To be elected, Shanti Priya must receive a plurality of the votes cast. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not count as votes cast and will have no impact on whether such proposal is approved.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of Shanti Priya.

PROPOSAL 3: APPROVAL OF ISSUANCE OF SHARES UNDER NASDAQ 20% RULE

Background and Reasons for the Proposal

Under Nasdaq Listing Rule 5635(d) (the “Nasdaq 20% Rule”), a Nasdaq-listed company must obtain stockholder approval prior to issuing (or potentially issuing) shares of common stock (or securities convertible into or exercisable for common stock) in a private placement if the issuance equals 20% or more of the company’s outstanding common stock (or 20% or more of the voting power), at a per-share price below the “Minimum Price” (as defined by Nasdaq) at the time of issuance.

Our Board of Directors believes it may be in the Company’s best interest to raise additional equity capital through one or more private placements, including (i) a $20 million prepaid equity advance (the “Prepaid Equity Advance” or “Advance”) with Avondale Capital, LLC (“Avondale”), pursuant to a Securities Purchase Agreement dated March 25, 2025 (the “Avondale Purchase Agreement”), and (ii) a $10 million prepaid equity advance with Streeterville Capital, LLC (“Streeterville”), pursuant to a Securities Purchase Agreement dated May 22, 2024 (the “Streeterville Purchase Agreement”). In some of these financings, the total shares issuable could exceed 20% of our currently outstanding common stock, or the effective offering price could be deemed below Nasdaq’s Minimum Price. To preserve the flexibility to pursue such financings expeditiously, our Board has approved, subject to stockholder approval, the potential issuance of shares in compliance with the Nasdaq 20% Rule.

Overview of Prepaid Equity Advance Under the Avondale Purchase Agreement

On March 25, 2025, we entered into the Avondale Purchase Agreement with Avondale, under which the Company may: (i) issue and sell one or more Pre-Paid Purchases, in the form substantially similar to the exhibit attached thereto, up to an aggregate purchase amount of $20,000,000 (the “Commitment Amount”), covering shares of our common stock, par value $0.0001 per share (the “Common Stock”); (ii) issue and sell an initial Pre-Paid Purchase in the principal amount of $4,200,000 (the “Initial Pre-Paid Purchase”); and (iii) deliver 80,000 shares of Common Stock (the “Commitment Shares”) to Avondale at closing.

Under the Avondale Purchase Agreement, each Pre-Paid Purchase has a principal balance upon which Avondale may, at its option, require the Company to deliver shares of Common Stock (“Purchase Shares”) in full or partial satisfaction of that balance. The Company will deliver Purchase Shares at the per-share price specified in the relevant Pre-Paid Purchase (the “Purchase Share Purchase Price”), subject to a defined floor price and satisfaction of conditions. Each Pre-Paid Purchase is treated as a separate instrument, with a distinct outstanding balance and holding period.

The Initial Pre-Paid Purchase includes: (i) a principal amount of $4,200,000; (ii) an original issue discount of $200,000 (the “OID”); and (iii) a $10,000 “Transaction Expense Amount” to cover Avondale’s legal, administrative, and due diligence costs. Accordingly, the net amount funded at closing was $4,000,000. In connection with the Initial Pre-Paid Purchase, we issued the 80,000 Commitment Shares to Avondale. Under the Initial Pre-Paid Purchase, if Avondale elects to receive Purchase Shares, the Purchase Share Purchase Price is the lower of: (ii) 120% of the Nasdaq-defined Minimum Price (measured on the trading day immediately prior to the applicable closing date), or (ii) 91% of the lowest daily volume-weighted average price (“VWAP”) for the ten consecutive trading days immediately preceding the relevant purchase notice date, subject in all cases to a floor price equal to 20% of the Minimum Price.

As long as conditions in the Avondale Purchase Agreement are met—including minimum trading volume thresholds and obtaining stockholder approval under the Nasdaq 20% Rule—we may request additional Pre-Paid Purchases. Each subsequent Pre-Paid Purchase would: (i) bear an original issue discount of 5% of the requested amount; (ii) include no additional transaction expense beyond the initial $10,000; (iii) be subject to a floor price equal to 20% of the applicable Minimum Price, and (iv) have a “fixed price” capped at 120% of the Minimum Price on the closing date for that subsequent Pre-Paid Purchase. We are not obligated to seek or utilize additional Pre-Paid Purchases beyond the initial closing, and we retain full discretion to do so or forego them.

Unless and until we obtain stockholder approval under the Nasdaq 20% Rule, the total number of shares of Common Stock issuable to Avondale under all Pre-Paid Purchases may not exceed the threshold set by that rule (the “Exchange Cap”). Should we not secure that approval at our upcoming annual meeting (or any adjournment/postponement thereof), any remaining outstanding balance above the Exchange Cap under any Pre-Paid Purchase will be settled in cash. Further, Avondale’s beneficial ownership of our Common Stock is capped at 9.99% of shares then outstanding.

We have agreed to file a registration statement to cover the resale of at least 10,000,000 shares (including the Commitment Shares and those issuable under the Initial Pre-Paid Purchase) within 30 days following the initial closing. If we elect to draw additional Pre-Paid Purchases, further registration obligations may apply, so that the entire $20,000,000 Commitment Amount (including all corresponding shares) can ultimately be registered. For clarity, the discussion here addresses the Commitment Shares and the shares issuable under the Initial Pre-Paid Purchase. Any future Pre-Paid Purchases or shares associated therewith would be registered under a new or amended registration statement, if and when such additional draws are made.

Although the Avondale Purchase Agreement has been executed, stockholder approval of this Proposal will enable the Board to issue shares in excess of the 20% threshold under the Nasdaq 20% Rule without requiring additional stockholder action, should the Company decide to proceed with any further draws or a similar financing.

Overview of Prepaid Equity Advance Under the Streeterville Purchase Agreement

Under the Streeterville Purchase Agreement, the Company may: (i) issue and sell one or more Pre-Paid Purchases up to an aggregate purchase amount of $10,000,000 in exchange for shares of Common Stock, on the terms and conditions set forth therein; (ii) issue and sell an initial Pre-Paid Purchase in the principal amount of $2,625,000 (the “Streeterville Initial Pre-Paid Purchase”); and (iii) deliver 40,000 shares of Common Stock to Streeterville.

Under each Pre-Paid Purchase, Streeterville has the right (but not the obligation) to require the Company to deliver shares of Common Stock (“Streeterville Purchase Shares”) in satisfaction of all or any portion of the outstanding balance of that Pre-Paid Purchase, at times and in amounts determined by Streeterville (subject to the Streeterville Purchase Agreement’s conditions). Once six (6) months have elapsed from the date of such Pre-Paid Purchase—and if a corresponding registration statement is effective—Streeterville may send a written notice directing the Company to deliver Streeterville Purchase Shares.

The Streeterville Initial Pre-Paid Purchase carries: (i) an OID of $125,000, and (ii) a $20,000 Transaction Expense Amount for Streeterville’s fees and expenses.

Each subsequent Pre-Paid Purchase (if any) will bear a 5% OID of the purchase amount but no additional Transaction Expense Amount. Under the Streeterville Initial Pre-Paid Purchase, Streeterville may acquire Streeterville Purchase Shares at the lower of (i) $3.996 or (ii) 91% of the lowest daily VWAP for the ten consecutive trading days prior to Streeterville’s purchase notice date, but not below $0.666. For additional Pre-Paid Purchases, the Streeterville Purchase Shares could be delivered at the lower of (i) 120% of the lesser of (a) the closing trade price or (b) the average closing trade price of five trading days preceding the Pre-Paid Purchase date, or (ii) 91% of the lowest daily VWAP during the ten trading days prior to the notice date, subject to a floor of 20% of that reference price.

Regardless of any Pre-Paid Purchase terms, the Company and Streeterville have agreed that (1) the total cumulative number of shares issued to Streeterville under all Pre-Paid Purchases (together with any related transaction documents) may not exceed Nasdaq Listing Rule 5635(d)’s limit without obtaining the necessary stockholder approval, and (2) Streeterville’s beneficial ownership is capped at 9.99% of our outstanding Common Stock. This 9.99% limit is enforceable and cannot be waived.

Consistent with securities laws, the Company must file registration statements to cover the resale of Common Stock issued to Streeterville under each Pre-Paid Purchase. The current registration specifically addresses the commitment and shares underlying the Streeterville Initial Pre-Paid Purchase. Any future Pre-Paid Purchases or subsequent share issuances will be covered by separate or amended registration statements.

By seeking stockholder approval under the Nasdaq 20% Rule for these potential financings, we aim to ensure sufficient capacity to issue additional shares without triggering a separate stockholder vote, thereby providing the Company with greater flexibility to raise capital if or when needed.

Effect on Current Stockholders

If this Proposal 3 is approved, stockholders may experience dilution in the ownership and/or voting power of their existing shares to the extent we issue securities beyond the 20% threshold under one or more private placements (including any Prepaid Equity Advance with Avondale or Pre-Paid Purchase with Streeterville). Future issuances could also reduce earnings per share, and any impact on our stock price may further affect existing stockholders’ interests. The actual amount of dilution will depend on many factors, including the size, terms and timing of any private placement transactions.

Consequences if Proposal 3 is Not Approved

If our stockholders do not approve Proposal 3, we may be unable to raise sufficient equity capital in a timely or cost-effective manner if such financing would otherwise exceed the 20% threshold or fall below the Minimum Price, as defined by Nasdaq. This limitation could restrict our ability to:

●	Obtain full financing from the potential Prepaid Equity Advance, Prepaid Purchase or future similar transactions;

●	Support our operations, satisfy strategic obligations or pursue potential acquisitions or growth opportunities.

We could be forced to rely on alternative, potentially less attractive funding structures or reduce the scale and timing of our growth initiatives.

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the total number of shares of common stock present at the meeting in person (including virtually or by proxy) or represented by proxy and entitled to vote thereon, voting as a single class. Abstentions will be counted as votes “AGAINST,” and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends a vote “FOR” the approval, under Nasdaq Listing Rule 5635(d), of the issuance of shares (or securities convertible or exercisable for such shares) in one or more private placements in excess of 20% of our outstanding common stock, including potential issuances under the Avondale Purchase Agreement and Streetervile Purchase Agreement.

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Overview

Our Board of Directors (the “Board”) has approved the Amended and Restated CXApp Inc. 2023 Equity Incentive Plan (the “Amended and Restated Equity Incentive Plan” or the “Plan”), subject to stockholder approval. The Plan was originally approved by our Board of Directors and stockholders on March 10, 2023. Under the Plan as originally adopted, we reserved shares equal to 15% of our outstanding shares of our common stock on a fully diluted basis for issuance as awards under the Plan, which amount was 2,110,500 shares. The current share reserve is insufficient to meet our anticipated equity grant cycle for fiscal 2024 and beyond; accordingly, we are proposing an increase of the aggregate share reserve by 3,565,500 shares, which will bring the total shares available under the Plan to 5,676,000 shares. We are asking our stockholders to approve the Plan and its material terms, including the reservation of 5,676,000 shares of our common stock for issuance under the Plan. This approval is necessary to enhance our flexibility in granting competitive equity awards, which are critical for attracting, retaining and motivating the best talent, thereby supporting our long-term growth and stockholder value. If stockholders do not approve this Proposal, the Company will continue to operate the Plan under its existing terms until the currently available share reserve is exhausted, at which point the Board will be forced to consider less favorable alternatives for long-term executive and employee compensation.

Summary of the Incentive Plan

The Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. The current share reserve is insufficient to meet our anticipated equity grant cycle for fiscal 2024 and beyond; accordingly, we are proposing an increase of the aggregate share reserve by 3,565,500 shares, which will bring the total shares available under the Plan to 5,676,000 shares. The following is a summary of the principal terms of the Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Annex B-2. We encourage you to read the Plan in its entirety before voting on this proposal.

Summary of the Proposed Amendment

Our Board of Directors adopted the 2025 Plan Amendment, subject to stockholder approval, to increase the number of shares of our common stock available for future issuance pursuant to awards under the Plan to equal 5,676,000.

The specific 2025 Plan Amendment to Section 3, which is attached hereto as Appendix B-1, is set forth below:

“Section 3(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b), the maximum aggregate number of Shares that may be issued under the Plan is 5,676,000 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Class A Common Stock.

Section 3(b) Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased as of January 1 of each Fiscal Year beginning with the 2025 Fiscal Year and ending on (and including) the 2034 Fiscal Year, in an amount equal to the lesser of (i) fifteen percent (15%) of the total outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year; or (ii) such number of Shares as is determined by the Administrator.”

Except for the specific 2025 Plan Amendment, the 2023 Plan remains in force and unmodified.

Description of the Plan

Eligibility. Employees (including officers), non-employee directors and consultants who render services to the Company or an affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. Incentive stock options may only be granted to employees of the Company or a parent or subsidiary thereof.

Authorized Shares. Subject to the adjustment provisions of the Incentive Plan, and the automatic increase described in the Incentive Plan, the maximum aggregate number of shares of common stock that may be issued under the Incentive Plan will equal 5,676,000 shares of common stock. Subject to the adjustment provisions of the Incentive Plan, the number of shares of common stock available for issuance under the Incentive Plan will also include an annual increase on the first day of each fiscal year beginning with the first fiscal year following stockholder approval of the Incentive Plan and ending on (and including) our 2034 fiscal year, in an amount equal to the lesser of: (i) 15% of the total outstanding shares of common stock on the last day of the immediately preceding fiscal year; or (ii) such number of shares of common stock as determined by the administrator of the Incentive Plan. As of the record date, the closing price of common stock was $0.81 per share.

If an award granted under the Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). Shares that actually have been issued under the Incentive Plan under any award will not be returned to the Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares or performance units are repurchased by, or forfeited to, us due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Incentive Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the Incentive Plan.

Plan Administration. The Board or one or more committees appointed by the Board will administer the Incentive Plan. In addition, if we determine it is desirable to qualify transactions under the Incentive Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Incentive Plan, the administrator has the power to administer the Incentive Plan and make all determinations deemed necessary or advisable for administering the Incentive Plan, including the power to determine the fair market value of common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreement for use under the Incentive Plan, determine the terms and conditions of awards (including the exercise price, the time or times when the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the Incentive Plan, including creating sub-plans, and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator may institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations and interpretations are final and binding on all participants.

Stock Options. Stock options may be granted under the Incentive Plan in such amounts as the administrator will determine in accordance with the terms of the Incentive Plan. The exercise price of options granted under the Incentive Plan must at least be equal to the fair market value of our Common Stock on the date of grant. The term of an option will be stated in the award agreement, and in the case of an incentive stock option, may not exceed 10 years. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After a participant ceases to provide service as an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if the cessation of service is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of common stock between the exercise date and the date of grant. Stock appreciation rights will expire upon the date determined by the administrator and set forth in the award agreement. After a participant ceases to provide service as an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if cessation of service is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of common stock or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the Incentive Plan. Restricted stock awards are grants of shares of common stock that vest in accordance with terms and conditions established by the administrator (if any). The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the Incentive Plan, will determine any terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards will generally have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. RSUs may be granted under the Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of common stock. Subject to the provisions of the Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria, and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or prior to the date of grant. Performance shares will have an initial value equal to the fair market value of common stock on the date of grant. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors. The Incentive Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the Incentive Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, the Incentive Plan does not generally allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under the Incentive Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the Incentive Plan.

Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The Incentive Plan provides that in the event of the Company’s merger with or into another corporation or entity or a change in control (as defined in the Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type or all portions of awards.

In the event that the successor corporation does not assume or substitute for the award (or portions thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciations rights (or portions thereof) that are not assumed or substituted for, all restrictions on restricted stock, RSUs, performance shares and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless otherwise specifically provided for under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary. Additionally, in the event an option or stock appreciation right (or portions thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right (or its applicable portion), as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion), as applicable, will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, the outside director’s options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless otherwise specifically provided for under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary.

Clawback. Awards will be subject to any Company clawback policy and the administrator may also specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse the Company all or a portion of the award and any amounts paid under the award pursuant to the terms of the clawback policy or applicable laws. In November 2023, our Board adopted a clawback policy that complies with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, and Nasdaq Listing Rule 5608. A copy of the clawback policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on May 24, 2024.

No Repricing. Except in connection with certain corporate transaction involving the Company, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price or base value of such options or stock appreciation rights, (ii) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights that have an exercise price or base value that is less than the exercise price or base value of the original options or stock appreciation rights, or (iii) cancel outstanding options or stock appreciation rights that have an exercise price or base value greater than the fair market value of a share of common stock on the date of such cancellation in exchange for cash or other consideration.

Amendment; Termination. The administrator has the authority to amend, alter, suspend or terminate the Incentive Plan, provided such action does not materially impair the existing rights of any participant. The Incentive Plan will automatically terminate in 2032, unless terminated sooner.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one-year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one-year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares should generally be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income is generally subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will generally recognize ordinary income in an amount equal to the fair market value of any shares of common stock received. If the participant is an employee, such ordinary income is generally subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant acquiring restricted stock will generally recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income is generally subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units. There are generally no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will generally be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income is generally subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Units and Performance Shares. A participant will generally recognize no income upon the grant of a performance unit or performance share award. Upon the settlement of such awards, participants will normally recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income is generally subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax. A participant’s annual “net investment income” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Incentive Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company. The Company will generally be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Vote Required

Approval of the Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting (including virtually or by proxy) and entitled to vote. Abstentions will count as votes “AGAINST” this proposal, and broker non-votes will have no effect on the outcome.

Recommendation of the Board

The Board recommends a vote “FOR” approval of the Amended and Restated CXApp Inc. 2023 Equity Incentive Plan.

PROPOSAL 5: APPROVAL OF THE REVERSE STOCK SPLIT AND CHARTER AMENDMENT

The Board of the Company approved, and directed that there be submitted to the stockholders of the Company for approval, the following a proposal to authorize the Board of Directors, at its discretion, to approve (i) the Reverse Stock Split of the Company’s shares of common stock with a ratio in the range between and including 1-for-5 shares and 1-for-10 shares (the “Reverse Stock Split”), with such ratio to be determined by the Board (the “Ratio”), for the primary purpose of maintaining the Company’s listing on the Nasdaq Stock Market LLC (“Nasdaq”), and (ii) the amendment of the Company’s certificate of incorporation (the “Charter Amendment”) to reflect the Reverse Stock Split.

Purpose of the Reverse Stock Split

The Nasdaq Stock Market LLC requires that the closing bid price of the Company’s common stock for the last 30 consecutive business days maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The primary purpose of the Reverse Stock Split is to increase the per share price of our common stock in order to maintain the listing of our common stock on Nasdaq. Our Board believes that, in addition to increasing the price of our common stock, the Reverse Stock Split would make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests. We believe proposing multiple ratios for the Reverse Stock Split, rather than proposing that stockholders approve a specific ratio at this time, provides the Board with the most flexibility to achieve the desired results of the Reverse Stock Split. At this time, the Board is seeking approval from the stockholders to authorize a Ratio in a range between, and including, 1-for-5 shares and 1-for-10 shares for all outstanding shares with all fractional shares rounded up to the next whole share.

No further action on the part of the stockholders will be required to implement the Reverse Stock Split, or to select the specific ratio for the Reverse Stock Split. If the Reverse Stock Split and Charter Amendment proposal is approved, the Board would make the determination as to the final ratio of the Reverse Stock Split which will be reflected in an amendment to the Company’s certificate of incorporation (the “Charter Amendment”). The description of the Charter Amendment set forth herein is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendment which is attached as Appendix C hereto.

Failure to approve the Reverse Stock Split may potentially have serious, adverse effects on us and our stockholders. Our common stock could be delisted from Nasdaq if our common stock continues to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with the Bid Price Rule. If our common stock is delisted from Nasdaq, our common stock could then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets, which are generally considered to be less efficient markets. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading, and may be avoided by retail and institutional investors, resulting in the impaired liquidity and increased transaction costs of trading in shares of our common stock.

Following the Reverse Stock Split, the Board will retain the authority to issue any authorized, unissued shares on terms it deems appropriate. However, the Company currently has no plans to issue additional shares to offset the reduction in outstanding shares resulting from the Reverse Stock Split. Any future issuance of such shares will be solely to support our ongoing capital structure and ensure compliance with Nasdaq requirements.

While the Board believes that the Company’s common stock would trade at higher prices after the consummation of the Reverse Stock Split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed 5 to 10 times the market price of the common stock prior to the Reverse Stock Split. In some cases, the total market value of a company following a Reverse Stock Split is lower, and may be substantially lower, than the total market value before the Reverse Stock Split. In addition, the fewer number of shares that will be available to trade could possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. The market price of the common stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding. In addition, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock.

Our Board strongly believes that the Reverse Stock Split is necessary to maintain our listing on Nasdaq. Accordingly, the Board has proposed the Charter Amendment for approval by our stockholders at the Annual Meeting to permit the Board to effect the Reverse Stock Split if the Board determines it is advisable to maintain compliance with Nasdaq rules.

Principal Effects of the Reverse Stock Split

The Reverse Stock Split would have the following effects based upon 19,805,784 shares of common stock issued and outstanding as of the record date. In the following discussion, we provide examples of the effects of the Reverse Stock Split at the lower-end of the range of the Ratio and at the higher-end of the range of the Ratio.

If the Reverse Stock Split is approved at the low end of the range:

●	in a 1-for-5 Ratio, every five shares of our common stock issued and outstanding immediately prior to the Reverse Stock Split effective date (the “Old Shares”) owned by a stockholder will automatically and without any action on the part of the stockholders be converted into one (1) share of common stock (the “New Shares”); and

●	the number of shares our common stock issued and outstanding will be reduced from 19,805,784 shares to approximately 3,961,157 shares.

If the Reverse Stock Split is approved at the high end of the Reverse Stock Split range:

●	in a 1-for-10 Ratio, every ten of our Old Shares owned by a stockholder would be exchanged for one (1) New Share; and

●	the number of shares of our common stock issued and outstanding will be reduced from 19,805,784 shares to approximately 1,980,578 shares.

The Reverse Stock Split will be effected simultaneously for all of our outstanding shares of common stock and the exchange ratio will be the same for all of our outstanding shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options and warrants holding fractional shares will have their shares rounded up to the nearest whole number. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

Fractional Shares. No fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the 1-for-5 or 1-for-10 Ratio, will be entitled, upon surrender of certificate(s) representing these shares, to a number of New Shares rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the New Shares are issued.

Options and Warrants. All outstanding options, warrants, notes, debentures and other securities convertible into shares of the Company’s common stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the conversion price or exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the Ratio in the range between, and including, 1-for-5 shares and 1-for-10 shares, with the final ratio to be determined by the Company’s Board.

Certain Risks Associated with a Reverse Stock Split

Reducing the number of outstanding shares of the Company’s common stock through the Charter Amendment is intended, absent other factors, to increase the per share market price of the common stock. Other factors, however, such as the Company’s financial results, market conditions, the market perception of the Company’s business and other risks, including those set forth below and in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2024, may adversely affect the market price of the common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the common stock will increase following the Reverse Stock Split or that the market price of the common stock will not decrease in the future.

The Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Common Stock. The effect of the Reverse Stock Split upon the market price of the common stock cannot be predicted with any certainty and the Company cannot assure you that the Reverse Stock Split will result in a sustained increase in the price of the common stock for any meaningful period of time, or at all. The Board believes that the Reverse Stock Split has the potential to increase the market price of the common stock, and therefore may help to satisfy the Bid Price Rule. However, the long- and short-term effect of the Reverse Stock Split upon the market price of the common stock cannot be predicted with any certainty.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock. The Board believes that the Reverse Stock Split may result in an increase in the market price of the common stock, which could lead to increased interest in the common stock and possibly promote greater liquidity for the Company’s stockholders. However, the Reverse Stock Split will also reduce the total number of shares of outstanding common stock, which may lead to reduced trading and a smaller number of market makers for the common stock. There can also be no assurance the Reverse Stock Split will enhance the Company’s ability to engage in capital raising activities.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of common stock. A purchase or sale of less than 100 shares of common stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of common stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of common stock.

The Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of the Company. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in the overall market capitalization of the Company. If the per share market price of the common stock does not increase in proportion to the Ratio, then the value of the Company, as measured by the market capitalization of the Company, will be reduced.

Impact of a Reverse Stock Split If Implemented

The Reverse Stock Split would affect all holders of common stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Charter Amendment will be that:

●	the number of issued and outstanding shares of common stock (and treasury shares, if any), will be reduced proportionately based on the final Ratio, as determined by the Board;

●	based on the final Ratio, the per share exercise price of all outstanding options and warrants will be increased proportionately and the number of shares of common stock issuable upon the exercise of all outstanding options and warrants will be reduced proportionately; and

●	the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Ratio.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Although we consider financing opportunities from time to time, we do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants, which could be exercised or converted after the Reverse Stock Split is effected.

Accounting Matters. The Reverse Stock Split will not affect the par value of our common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion to the Reverse Stock Split ratio (that is, in a 1-for-5 Reverse Stock Split, the stated capital attributable to our common stock will be reduced to one-fifth of its existing amount and in a 1-for-10 Reverse Stock Split, the stated capital attributable to our common stock will be reduced to one-tenth of its existing amount) and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will also be increased because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split was not proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to our Board and stockholders. Other than the Reverse Stock Split, our Board does not currently contemplate recommending the adoption of any other corporate action that could be construed to affect the ability of third parties to take over or change control of the Company.

The Company is subject to the periodic reporting and other requirements of the Exchange Act. If the proposed Reverse Stock Split is implemented, our common stock will continue to be reported on Nasdaq under the symbol “CXAI.” We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting a Reverse Stock Split

The Reverse Stock Split will be accomplished by our Board of Directors passing a resolution to effect the Reverse Stock Split (the “Board Resolution”). The Reverse Stock Split will become effective at such future date and exact ratio as to be determined by the Board, and an amendment will be made to the Company’s certificate of incorporation and filed with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”) following passing of the Board Resolution. As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S)

AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of a Reverse Stock Split to our stockholders. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split. This discussion only addresses stockholders who hold common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special tax treatment under the Code, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purpose) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split. In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

In general, the federal income tax consequences of a Reverse Stock Split will vary among stockholders depending upon whether they receive solely a reduced number of shares of common stock in exchange for their old shares of common stock or a full share in lieu of a fractional share. We believe that because the Reverse Stock Split is not part of a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its old shares of common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. Stockholders of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder who holds a number of shares of common stock not evenly divisible by the Ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share of common stock. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share are not clear. A stockholder that receives a full share in lieu of a fractional share may be treated as though it received a distribution from us to the extent that the value of the full share exceeds the value of the fractional share the stockholder otherwise would have received. Such distribution would generally be a dividend to the extent of our current or accumulated earnings and profits. Any amount in excess of earnings and profits would generally reduce the stockholder’s basis in their shares of common stock by the amount of such excess. The portion of the full share in excess of the fractional share would generally have a tax basis equal to the amount recognized as a dividend and the holding period for such share would begin on the date of the deemed distribution. Stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving an additional fraction of a share in the Reverse Stock Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to this Proposal 5, and we will not independently provide our stockholders with any such right if the Reverse Stock Split is implemented.

Vote Required and Board’s Recommendation

Approval of the Reverse Stock Split and the Charter Amendment requires the affirmative vote of a majority of the shares entitled to vote on this proposal, present in person (including via live webcast) or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have the effect of a vote against this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AND THE CHARTER AMENDMENT.

PROPOSAL 6: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our “named executive officers” as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement, as a whole.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any additional actions are necessary.

2024 Executive Compensation Program

Our Board believes that the detailed information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative disclosure.”

Vote Required

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires an affirmative vote of a majority of the voting power of the shares present in person (including virtually or by proxy) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our Compensation Committee or our Board. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the named executive officer compensation pursuant to a non-binding advisory vote.

PROPOSAL 7: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected WithumSmith+Brown, PC (“Withum”) as our independent registered public accounting firm for the year ending December 31, 2025. Withum has served in this capacity since 2020. In accordance with SEC rules and Withum policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is five years. In selecting the Company’s lead audit engagement partner pursuant to this rotation policy, management interviews candidates proposed by Withum and recommends the final candidate to the Audit Committee. The Chair of the Audit Committee and, to the extent possible, all other members of the Audit Committee meet with the final candidate for the role, and the full committee holds a discussion in executive session and with management regarding the final candidate and his or her qualifications.

The Audit Committee and the Board believe that the continued retention of Withum as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Withum as our independent registered public accounting firm for 2025. Although not required by our organizational documents or applicable law, our Board is submitting the selection of Withum to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of Withum as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of Withum is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees and Services

The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of Withum. The following table shows the fees for audit and other services provided by Withum for fiscal years 2024 and 2023:

Fees	2024	2023
Audit Fees	$109,000	$235,000
Audit-Related fees	-	-
Tax Fees	$38,000	$9,000
All Other Fees	25,000	-
Total	$172,000	$244,000

Audit Fees. This category includes fees billed for professional services rendered by Withum for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting or audit standards and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees. This category includes the fees billed for services related to tax compliance, tax advice and tax planning.

All Other Fees. This category includes the aggregate fees billed for any other products and services provided by the independent registered public accounting firm, including for services performed related to S-1 filing.

Pre-Approval Policy

The charter for our Audit Committee states that the Audit Committee shall review and approve the independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between the Company and the independent auditor (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audited services will also be made by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members, who shall report any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

All Withum services and fees listed in the table above were pre-approved by the Audit Committee.

Vote Required

Approval of Proposal 7 requires the affirmative vote of the holders of a majority of the total number of shares of common stock present at the meeting in person or represented by proxy and entitled to vote on such matter, voting as a single class. Brokers will have discretionary authority to vote on Proposal 7, since it is considered a routine matter under Nasdaq rules. Abstentions will be counted as present and entitled to vote and will have the same effect as votes “against” this proposal.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of the selection of Withum as our independent registered public accounting firm for the year ending December 31, 2025.

OTHER MATTERS

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Khurram P. Sheikh and Camillo Martino will vote as recommended by the Board or, if no recommendation is given, in accordance with their judgment. Khurram P. Sheikh and Camillo Martino were designated to be your proxies by the Board.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs. This delivery method will not be used if we receive contrary instructions from one or more of the stockholders sharing a mailing address. If your household has received only one copy, we will promptly deliver a separate copy of the Proxy Statement to any stockholder who sends a written request to our Legal Department at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California, 94306. If you own shares of common stock through a bank, broker or other nominee and receive more than one Proxy Statement, contact the holder of record to eliminate duplicate mailings.

If you would like to receive a copy of our Annual Report on Form 10-K, or this proxy statement, please contact our Legal Department by mail at CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California, 94306, or by telephone at (650) 785-7171, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in this proxy statement.

ATTENDING THE 2025 ANNUAL MEETING OF STOCKHOLDERS OF CXAPP INC.

The 2025 Annual Meeting of Stockholders of CXApp Inc. will be held in a hybrid format, allowing stockholders to attend either in person at or virtually, on           , 2025, at           , Pacific Time. You are entitled to attend the Annual Meeting only if you were a CXApp stockholder as of the record date or you hold a valid proxy for the Annual Meeting.

We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, vote and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/CXAI2025 using the control number on your proxy card, voting instruction form or this proxy statement. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. As part of the Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and meeting matters, as time permits. We will offer live technical support for all stockholders attending the Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, ir.cxapp.com, including information on when the meeting will be reconvened.

We encourage you to vote your proxy via the Internet, by telephone, or by mail prior to the Annual Meeting, even if you plan to attend the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California, 94306 during normal business hours, and at the Annual Meeting. It will also be accessible during the Annual Meeting by visiting the meeting website and entering the control number referenced above. Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the Annual Meeting at the meeting website.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, at the SEC’s website at www.sec.gov or on our website at www.cxapp.com. The Company’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the proposals to be presented at the Annual Meeting, you should contact the Company at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California, 94306, or (650) 785-7171.

If you are a stockholder of the Company and would like to request documents, please do so by           , 2025 (one week prior to the Annual Meeting), in order to receive them before the Annual Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board recommends.

ANNEX A – FORM OF PROXY CARD

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V66548-P28339 1. To elect Camillo Martino as a Class II director to serve until the annual meeting following the fiscal year ending December 31, 2027, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. 3. To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of common stock (or securities convertible into or exercisable for common stock) in one or more private placements in excess of 20% of our outstanding common stock. 5. To authorize the Board, at its discretion, to approve (i) a reverse stock split of our common stock (“Reverse Stock Split”) with a ratio between 1-for-5 and 1-for-10, for the primary purpose of maintaining our listing on The Nasdaq Stock Market LLC, and (ii) the amendment of our certificate of incorporation to reflect such Reverse Stock Split. 2. To elect Shanti Priya as a Class II director to serve until the annual meeting following the fiscal year ending December 31, 2027, or until her successor is duly elected and qualified, or until her earlier death resignation, or removal. 4. To approve the amendment and restatement of the CXApp Inc. 2023 Equity Incentive Plan (the “Plan”), including the reservation of a total of 5,676,000 shares of common stock for issuance under the Plan. 6. To approve, on a non-binding advisory basis, the compensation of our named executive officers. 7. To ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for 2025. 8. To transact any other business that may properly come before the Annual Meeting or its adjournments. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! CXAPP INC. The Board of Directors recommends you vote FOR Proposals 1, 2, 3, 4, 5, 6 and 7. PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION CXAPP INC. ATTN: INVESTOR RELATIONS FOUR PALO ALTO SQUARE, SUITE 200 3000 EL CAMINO REAL PALO ALTO, CALIFORNIA 94306 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CXAI2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements and proxy cards electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF CXAPP INC. , 2025 www.virtualshareholdermeeting.com/CXAI2025 Please sign, date and mail your proxy card in the envelope provided as soon as possible. V66549-P28339 CXAPP INC. ANNUAL MEETING OF STOCKHOLDERS , 2025 Pacific Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Khurram P. Sheikh and Camillo Martino, as the proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CXAPP INC. held of record by the undersigned at the close of business on April 3, 2025 at the Annual Meeting of Stockholders to be held at Pacific Time on , 2025, via webcast at www.virtualshareholdermeeting.com/CXAI2025 and any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and Proposal 7. Continued and to be signed on reverse side

A-2

ANNEX B-1

2025 AMENDMENT TO THE

CXAPP INC.

2023 EQUITY INCENTIVE PLAN

The CXApp Inc. 2023 Equity Incentive Plan (the “2023 Plan”) is hereby amended as follows:

1.	Capitalized terms used herein are as defined in the 2023 Plan.

2.	Section 3(a) and Section 3(b) of the 2023 Plan is amended and restated in its entirety as follows:

“Section 3(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b), the maximum aggregate number of Shares that may be issued under the Plan is 5,676,000 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Class A Common Stock.

Section 3(b) Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased as of January 1 of each Fiscal Year beginning with the 2025 Fiscal Year and ending on (and including) the 2034 Fiscal Year, in an amount equal to the lesser of (i) fifteen percent (15%) of the total outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year; or (ii) such number of Shares as is determined by the Administrator.”

3.	Except for the specific Amendment, the 2023 Plan remains in force and unmodified.

4.	This 2025 Amendment to the 2023 Equity Incentive Plan was adopted by the Board of Directors, but shall become effective only if and as of the date on which it is ratified and approved by the Company’s stockholders in accordance with Section 19 thereof.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed effective as of          , 2025.

CXApp Inc.
A Delaware corporation

Khurram P. Sheikh
Chief Executive Officer

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ANNEX B-2

AMENDED AND RESTATED

2023 CXAPP INC.

EQUITY INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors, and Consultants, and

●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares.

2.	Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of shares of Common Stock, including without limitation under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

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(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

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Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Class A Common Stock” means the Class A common stock of the Company.

(h) “Class C Common Stock” means the Class C common stock of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(k) “Common Stock” means the Class A Common Stock and Class C Common Stock of the Company.

(l) “Company” means CXApp Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

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(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash; (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator; and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s) “Fair Market Value” means, as of any date, the value of Class A Common Stock determined as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Class A Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Class A Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Class A Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

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(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares, or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this CXApp Inc. 2023 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time, or any state law equivalent.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

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(ll) “Service Provider” means an Employee, Director, or Consultant.

(mm) “Share” means a share of Class A Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp) “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Class A Common Stock is listed is open for trading.

3.	Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b), the maximum aggregate number of Shares that may be issued under the Plan is 5,676,000 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Class A Common Stock.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased as of January 1 of each Fiscal Year beginning with the 2025 Fiscal Year and ending on (and including) the 2034 Fiscal Year, in an amount equal to the lesser of (i) fifteen percent (15%) of the total outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year; or (ii) such number of Shares as is determined by the Administrator.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, the cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

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(d) Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion, to:

(i) determine the Fair Market Value;

(ii) select the Service Providers to whom Awards may be granted hereunder;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) approve forms of Award Agreement for use under the Plan;

(v) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) institute and determine the terms and conditions of an Exchange Program;

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(vii) prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(viii) construe and interpret the terms of the Plan and Awards granted under the Plan;

(ix) modify or amend each Award (subject to Section 19(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;

(x) allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;

(xi) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;

(xiii) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and

(xiv) make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Stock Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

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(c) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(d) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

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(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) a notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (2) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

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(2) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

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At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

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(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

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(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period), or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Award Limitations. No Outside Director may be paid, issued, or granted, in any Fiscal Year, equity awards (including any Awards issued under this Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000. Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

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14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part, prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

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In the event that the successor corporation does not assume or substitute for the Award (or portions thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portions thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portions thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this subsection (c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this subsection (c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

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(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents, or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check, or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld; or (v) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state, or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of continuous service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

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16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator, at any time, may amend, alter, suspend, or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

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20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law, or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification, or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award will be subject to the Company’s clawback policy as may be established and/or amended from time to time to comply with Applicable Laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return, or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 23 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

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ANNEX C

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CXAPP INC.

CXApp Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is: CXApp Inc.

2.	The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) to effect a reverse stock split at a ratio of [__]-for-[__], (ii) declaring such amendment to be advisable and in the best interest of the Corporation, and (iii) calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.	Upon this Certificate of Amendment becoming effective, Article FIFTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph:

“Upon effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each [______ (__)] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to be rounded up to the next whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to adjustment for fractional share interests as described above. The Reverse Stock Split shall have no effect on the number of authorized stock, or par value per share, of the Corporation.”

4.	This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Second Amended and Restated Certificate of Incorporation.

6.	This Certificate of Amendment shall become effective at 4:01 p.m., Eastern Time, on [_______], 2025.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this _____ day of _______________, 2025.

CXAPP INC.

Khurram P. Sheikh
Chief Executive Officer

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